Exhibit 10.21

Quarterly bonus program summary

        Certain officers and employees in our marketing group and business development group participate in a quarterly bonus arrangement based on EBITDA from our commercial activities during the quarter. Total participants include approximately 70-75 employees. The quarterly bonus pool for 2004 totaled approximately $4.3 million.